SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 16, 2006

Caraustar Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-20646	58-1388387
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5000 Austell Powder Springs Road

Suite 300

Austell, Georgia 30106

(Address of Principal Executive Offices)

(Zip Code)

(770) 948-3101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On February 16, 2006, the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) of Caraustar Industries, Inc. (the “registrant”) made the determinations described below with regard to incentive compensation of the registrant’s named executive officers.

Annual Incentive Bonuses Earned in 2005. The Committee approved incentive awards earned during 2005 and paid in 2006 to the registrant’s named executive officers. The basis of the incentive awards were achievement of performance goals established early in 2005 by the Committee. For named senior executives, these measurements were: Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Earnings Per Share (“EPS”). In addition, a portion of each participant’s bonus was based on the achievement of individual goals, which were approved by the Committee in early 2005. For 2005 the nine named executives had an opportunity to earn up to 120% of base salary based on achievement of established financial targets. The target was 60% of base salary for financial performance. The named executives also had an opportunity to earn up to 30% of base salary for achieving individual goals approved by the committee. The target was 15% for achievement of individual goals. The committee approved total incentives for the named senior executives averaging 30% of the executive’s base salary: which consisted of 13.5% for the achievement of personal goals and 16.5% for EBITDA. The amounts of the incentive awards are as follows:

Michael J. Keough	$168,125
Ronald J. Domanico	123,600
Jimmy A. Russell	115,660
Thomas C. Dawson	88,164
Steve L. Kelchen	97,125

Awards under the Long-Term Equity Incentive Plan. The Long-Term Equity Incentive Plan was established to focus management on long-range goals and to reward consistent improvements in shareholder value over long periods of time. There are approximately 130 employees eligible to participate in the plan, including the registrant’s named executives. On March 2, 2006, the Committee approved grants of non-qualified stock options and restricted stock in the following amounts, respectively:

Senior Executive	Stock Options	Restricted Stock
Michael J. Keough	15,000	35,000
Ronald J. Domanico	12,000	22,000
Jimmy A. Russell	9,000	9,000
Thomas C. Dawson	9,000	9,000
Steven L. Kelchen	9,000	9,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2006

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Office

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